Supplement dated May 17, 2019, to the
Prospectus for your Variable Annuity
Issued by

ALLSTATE LIFE INSURANCE COMPANY
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

This supplement amends certain disclosure contained in the prospectus for your Variable Annuity contract issued by Allstate Life Insurance Company or Allstate Life Insurance Company of New York.

Effective on or about June 3, 2019, the funds and trusts listed below will change their names. In addition, the investment adviser, The Dreyfus Corporation, will change its name to BNY Mellon Investment Adviser, Inc.

Fund - Current Name	Fund – New Name	Trust – Current Name	Trust – New Name
Dreyfus Stock Index Fund, Inc. – Initial Shares	BNY Mellon Stock Index Fund, Inc. – Initial Shares	Dreyfus Stock Index Fund, Inc.	BNY Mellon Stock Index Fund, Inc.
Dreyfus Variable Investment Fund – Appreciation Portfolio – Initial Shares	BNY Mellon Variable Investment Fund, Appreciation Portfolio – Initial Shares	Dreyfus Variable Investment Fund	BNY Mellon Variable Investment Fund
Dreyfus Variable Investment Fund – Growth and Income Portfolio – Initial Shares	BNY Mellon Variable Investment Fund, Growth and Income Portfolio – Initial Shares	Dreyfus Variable Investment Fund	BNY Mellon Variable Investment Fund
The Dreyfus Sustainable U.S. Equity Portfolio, Inc. – Initial Shares	BNY Mellon Sustainable U.S. Equity Portfolio, Inc. – Initial Shares	The Dreyfus Sustainable U.S. Equity Portfolio, Inc	BNY Mellon Sustainable U.S. Equity Portfolio, Inc.
Dreyfus Variable Investment Fund – Government Money Market Portfolio	BNY Mellon Variable Investment Fund, Government Money Market Portfolio	Dreyfus Variable Investment Fund	BNY Mellon Variable Investment Fund

If you have any questions, please contact your financial professional or our Variable Annuities Service Center at (800) 457-7617. Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

Please keep this supplement together with your prospectus for future reference. No other action is required of you.

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